Exhibit 10.25

AMENDMENT TO EMPLOYMENT AGREEMENT

     This Amendment to Employment Agreement is effective as of June 1, 2001 between Winland Electronics, Inc., a Minnesota Corporation (the “Corporation”), and Lorin E. Krueger (“Employee”).

RECITALS

     A. The Corporation and Employee are parties to an Employment Agreement dated January 1, 1999 (the “Employment Agreement”) which provides at Section 2.1 that the Employee shall be employed as President and Chief Operating Officer of the Corporation.

     B. Effective June 1, 2001, the Corporation asked Employee to serve as the Corporation’s President and Chief Executive Officer and assume the duties associated with such positions and Employee accepted the Corporation’s offer.

     C. The Corporation and Employee wish to amend the Employment Agreement to clarify that Employee will no longer serve as the Chief Operating Officer of the Corporation but, going forward under the Employment Agreement, will serve as the President and Chief Executive Officer of the Corporation.

AGREEMENT

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Amendment, the parties agree as follows:

     1. Amendment. The first sentence of Section 2.1 of the Employment Agreement is hereby amended to read as follows: “During the Initial Term, Employee shall be employed as President and Chief Executive Officer of the Corporation and/or such other positions to which the Board of Directors of the Corporation may appoint Employee.”

     2. Other Terms. Except as provided in the immediately preceding paragraph, all other terms of the Employment Agreement shall remain valid and enforceable to the same extent as before this Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

WINLAND ELECTRONICS, INC.

By:	/s/ S. Robert Dessalet

Its: Chairman

Lorin E. Krueger

Lorin E. Krueger